June 23, 2006

Dr. Christine V. Sapan, Ph.D.
3389 NW 53rd Circle
Boca Raton, FL  33496

Dear Christine:

On behalf of Neurologix, Inc. (the “Company”), we are pleased to extend to you an offer of employment with the Company. The following confirms the details of such offer:

1.	Position: Your title will be Senior Vice President, Chief Development Officer, reporting to the Chief Executive Officer and to the Board of Directors (the “Board”).

2.	Start Date; Location: You will commence your employment on July 10, 2006 (the “Start Date”), and will be located at the Company’s principal office.

3.
Compensation:  Your annual base salary will be $225,000.  Your salary will be payable in accordance with the Company’s standard payroll practices (subject to normal required withholdings).  Your salary may be increased from time to time by the Board.  Additionally, you will be eligible to receive an annual bonus based upon the achievement by the Company of its corporate goals and based on your performance at the sole discretion of the Company’s Board.  You will first be eligible to receive a bonus for the year ending December 31, 2006 at a prorated amount based on the Start Date.  Your target bonus is 40% of your annual base salary.

4.	Relocation: You will be reimbursed for:

(i)
all reasonable moving costs in connection with your relocation, including (a) the costs associated with physically moving you, your family and your family’s possessions; and (b) the closing costs of (x) selling your current home and, (y) the purchasing of a new home (including all reasonable broker fees), grossed-up for tax purposes.

(ii)
the actual cost of temporary housing and automobile expenses during the relocation process.  These reimbursements will cease upon the earlier of: (a) your purchase of permanent housing; or (b) six months after the Start Date.

You must provide appropriate documentation of all relocation and temporary living costs to the Company, including all receipts.

5.
Options:  On the Start Date, you will be granted options to purchase 250,000 shares of the Company’s common stock with an exercise price equal to the fair market value of the Company’s common stock on the last trading day before the date of grant.  The options will be granted pursuant to an option agreement which will be executed and delivered on the Start Date.  The options will vest over 3 years from the date of grant as follows:

(b) 83,333	options – vest on the first anniversary of date of grant;
(c) 83,333	options – vest on the second anniversary of date of grant;
(d) 83,334	options – vest on the third anniversary of date of grant.

6.
Benefits:  You will be eligible to participate in or receive benefits under all employee benefit plans made available by the Company generally to its executive employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, including but not limited to, medical and other welfare benefits. You are also entitled to receive four weeks of vacation per year.

7.
Severance:  In the event that (i) the Company terminates your employment without Cause (as defined in Appendix A) or (ii) you resign as a result of (a) a Change of Control (as defined in the Company’s 2000 Stock Option Plan) or (b) a demotion of your position or a diminution in your duties, you will be entitled to receive an amount equal to twelve months of base salary, payable in equal bi-monthly installments over the twelve-month period immediately following the date of termination (less withholding of applicable taxes).

In the event that your employment is terminated for any of the reasons stated in this Section 7, all options that are unvested shall immediately vest on your termination date and such options shall be exercisable for one year from termination date.

8.	Employment Status: Your employment with the Company will be “at will” which means that such employment may be terminated by the Company at any time for any reason.

9.	Confidentiality Agreement and Code of Ethics: On or before the Start Date, you will be required to sign a confidentiality agreement and agree in writing to the Company's Code of Ethics.

Please confirm that you have received this letter and agree to its terms by signing and returning one copy of this letter to me.  Once again, we are very pleased to offer you a position and look forward to your many contributions to the Company.

Sincerely,

/s/ Martin J. Kaplitt, M.D.	/s/ Marc Panoff
Martin J. Kaplitt, M.D.	Marc Panoff
Chairman	Chief Financial Officer & Treasurer

I agree to the terms of my employment with the Company as of the date set forth below:

Employee Signature:	/s/ Christine V. Sapan

Print Name:	Christine V. Sapan

Date:	June 27, 2006

APPENDIX A

As used herein, termination for "Cause" shall mean the occurrence of any of the following:

(1)           you shall have been convicted of, or plead guilty or nolo contendere to, a misdemeanor involving theft or moral turpitude or any felony;

(2)           you engaged in conduct that constitutes gross neglect or willful misconduct (including misappropriation or embezzlement of property of, or fraud with respect to, the Company or its subsidiaries or their affiliates) with respect to your employment duties; provided, however, that for purposes of determining whether conduct constitutes willful misconduct, no act on your part shall be considered "willful" unless it is done by you in bad faith and without reasonable belief that your action was in the best interests of the Company;

(3)           you fail or refuse, after reasonable requests, to perform your duties as directed by the CEO and/or the Board of Directors of the Company (the “Board”); or

(4)           you violate any material provision of the Company's Code of Conduct and Ethics.

Notwithstanding the foregoing, the Company may not terminate your employment for Cause unless (x) a determination that Cause exists is made and approved by a majority of the Board and (y) you are given at least twenty (20) days written notice of the Board meeting called to make such determination and, if curable, an opportunity to cure during such notice period.